Exhibit 10.1

TERMINATION OF REAL ESTATE PURCHASE AGREEMENT

THIS TERMINATION OF REAL ESTATE PURCHASE AGREEMENT (“Termination”) is made and entered into as of this 30th day of July, 2020, by and between Transition Networks, Inc., a Minnesota corporation (“Seller”), and Launch Properties, LLC, a Minnesota limited liability company (“Buyer”).

Recitals

A.	Buyer and Seller are parties to that certain Purchase Agreement dated August 2, 2018 (“Original Purchase Agreement”), as amended by that certain First Amendment of Purchase Agreement dated July 2, 2019 (the “First Amendment”), that certain Second Amendment of Purchase Agreement dated February 20, 2020 and that certain Third Amendment of Purchase Agreement dated May 4, 2020 (collectively, the “Purchase Agreement”), pursuant to which Buyer agreed to purchase certain real property from Seller on the terms and conditions more particularly described in the Purchase Agreement.
B.	Buyer has deposited $225,000.00 with the Title Company, comprised of the following amounts: $125,000.00, as required by the Original Purchase Agreement; the First Additional Earnest Deposit of $50,000.00, as required by the First Amendment and the Second Additional Earnest Deposit of $50,000.00, as required by the First Amendment (collectively, the “Earnest Money”).
C.	Buyer and Seller desire to terminate the Purchase Agreement pursuant to the terms and conditions herein.

Agreement

In consideration of the mutual promises and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Termination. Buyer and Seller acknowledge and agree that the Purchase Agreement is hereby terminated and no longer of any force or effect. No party to the Purchase Agreement has any further rights or obligations thereunder, except that Seller shall be entitled to exercise any rights or remedies it may have pursuant to Section 4.2 of the Original Purchase Agreement. Seller represents and warrants that it is not aware of any liability, claim, lien or damages that might trigger Buyer’s indemnification obligation in Section 4.2 of the Original Purchase Agreement.
2.	Earnest Money. In accordance with Section 7 of the Original Purchase Agreement, as amended by Section 2(b) of the First Amendment, the parties acknowledge and agree that the Earnest Money in the amount of $225,000.00 is nonrefundable to Buyer. The parties hereby instruct Land Title, Inc., the Title Company, to release the Earnest Money to Seller without the requirement for any further documentation or direction from either Seller or Buyer.

3.	Further Assurances. The parties agree that, upon request, each party shall furnish such further information, execute and deliver such other documents, and do such other acts and things, as the other party shall reasonably request for the purpose of carrying out the intent of this Termination.
4.	Delivery of Third Party Reports. Buyer shall deposit (by email drop box link) copies of all third party reports with respect to the Property not previously provided to Seller upon full execution of this Termination.
5.	Governing Law. This Termination shall be governed by the laws of the State of Minnesota.
6.	Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Purchase Agreement.
7.	Binding Effect. This Termination reflects the entire agreement of the parties with respect to the matters set forth herein. This Termination shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
8.	Counterparts. This Termination may be executed in counterparts, and signature upon this Termination transmitted by electronic means including email or facsimile shall suffice and be binding upon the respective parties.

IN WITNESS WHEREOF, the parties have executed this Termination as of the date first set forth above.

BUYER:

Launch Properties, LLC,
a Minnesota limited liability company

By: /s/Daniel O. Regan
Name: Daniel O. Regan
Title: Chief Manager

SELLER:

Transition Networks, Inc.,
a Minnesota corporation

By: /s/Mark Fandrich
Name: Mark Fandrich
Title: Chief Financial Officer